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                     January 13, 2023

       Suren Ajjarapu
       Chief Executive Officer
       Aesther Healthcare Acquisition Corp.
       515 Madison Avenue, Suite 8078
       New York, New York 10022

                                                        Re: Aesther Healthcare
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 16,
2022
                                                            File No. 001-40793

       Dear Suren Ajjarapu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Andy Tucker, Esq.